EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL INC.

New York, NY – September 18, 2009 –Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that it received a Deficiency Letter from the NYSE AMEX Stock Exchange (the “Exchange”) dated September 16, 2009, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended May 31, 2009.  The timely filing of this report is a condition of the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide. In addition, the Company’s failure to file this report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

The Company has notified the Exchange that it intends to submit a plan of compliance (“Plan”) by September 30, 2009, advising the Exchange of action it has taken, or will take, that will bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than December 15, 2009.

If the Company does not submit a Plan, or submits a Plan that is not accepted, it will be subject to delisting proceedings.  Furthermore, if the Plan is accepted but the Company is not in compliance with the continued listing standards by the end of the Plan Period, or does not make progress consistent with the Plan during the Plan Period, the Staff will initiate delisting proceedings as appropriate.

The Company is currently evaluating the steps needed to bring the Company into compliance but is unable at this time to estimate when the Annual Report will be filed.

For further information regarding this matter, the Company refers interested parties to its Form 8-K filed with the Securities and Exchange Commission as of September 18, 2009.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.